UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016 (November 1, 2016)

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 City E. Avenue, Suite 809 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Refinancing

On November 1, 2016, Entercom Communications Corp. (“Entercom”) and its wholly owned subsidiary, Entercom Radio LLC (“Entercom Radio”), entered into a new senior secured credit facility (the “New Credit Facility”) and used the proceeds to (i) refinance its existing senior secured credit facility (the “Old Credit Facility”); and (ii) issue a call notice and fund the redemption of its $220.0 million 10.5% Senior Notes due 2019 (the “Notes”) and discharge the indenture (the “Indenture”) governing the Notes (together the “Refinancing”). The effective date of the redemption of the Notes is December 1, 2016.

New Credit Facility

Entercom Radio entered into the New Credit Facility dated as of November 1, 2016, between Entercom Radio, as borrower, Entercom, as a loan guarantor, the other subsidiaries of Entercom Radio party thereto, as guarantors, and the lenders party thereto. The New Credit Facility consists of a $480 million term loan (the “New Term Loan”) and a $60 million revolving credit facility (the “New Revolver”). Subject to certain conditions, the New Credit Facility permits Entercom Radio to raise incremental facilities secured by the same collateral securing the New Credit Facility in an amount up to $75 million, plus such additional amounts as would not result in the consolidated secured leverage ratio exceeding 3.50 to 1.00.

Interest and Maturity. Borrowings under (x) the New Revolver bear interest at LIBOR plus 3.50% based on the consolidated leverage ratio (with step downs in the rate as the consolidated leverage ratio decreases) and (y) the New Term Loan bear interest at LIBOR plus 3.50%, with a LIBOR floor of 1.00%. The New Revolver has a five-year maturity and the New Term Loan has a seven-year maturity.

Bank Guarantees. Entercom Radio’s obligations under the New Credit Facility are guaranteed by Entercom and each of its direct and indirect domestic (and in certain circumstances, foreign) material restricted subsidiaries, other than certain excluded subsidiaries.

Security. All borrowings under the New Credit Facility are secured by the pledge of the equity interests of Entercom Radio and the subsidiary guarantors and the grant of a security interest in all assets of Entercom, Entercom Radio and the subsidiary guarantors (other than real property), subject to certain exceptions.

Covenants. The New Credit Facility contains a number of customary covenants that, among other things, limit or restrict Entercom Radio’s ability to incur additional debt; declare or pay dividends, redeem stock or make other distributions to shareholders; make investments; grant liens or use certain assets as security in other transactions; merge or consolidate, or transfer substantially all of its assets; or engage in certain transactions with affiliates. In addition, Entercom Radio is required to maintain a consolidated leverage ratio, declining to certain levels specified in the New Credit Facility, and, solely for the benefit of the revolving lenders, a minimum consolidated interest coverage ratio.

A copy of the New Credit Facility is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

Termination of Old Credit Facility

In connection with the Refinancing, Entercom Radio paid all amounts (including fees) due under the Old Credit Facility. Effective as of November 1, 2016, the Old Credit Facility was terminated.

Redemption of Notes and Termination of Indenture

Effective as of November 1, 2016, the Indenture governing the Notes has been satisfied and discharged in accordance with its terms. Entercom Radio discharged the Indenture after issuing a call notice and funding an amount to the Notes trustee sufficient to redeem the $220 million of Notes outstanding at a redemption price of 102.625%, plus accrued and unpaid interest.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangements of a Registrant.

The information provided in Item 1.01 under “New Credit Facility” is incorporated by reference into this Item 2.03.

The foregoing descriptions are qualified in their entirety by the Exhibits incorporated by reference herein.

Item 9.01. Exhibits

(d)	Exhibits

A list of exhibits is set forth in the Exhibit Index which immediately precedes such Exhibits and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Senior Vice President and Secretary

Dated: November 2, 2016

EXHIBIT INDEX

Exhibit No.	Title

4.1	Credit Agreement, dated November 1, 2016